EXHIBIT 99.2

FOR IMMEDIATE RELEASE

INFINITY AND MEDIMMUNE PRESENT PRELIMINARY PHASE 1 DATA DEMONSTRATING BIOLOGICAL ACTIVITY OF IPI-504, A NOVEL HSP90 INHIBITOR, IN ADVANCED NON-SMALL CELL LUNG CANCER

— Evidence of Disease Stabilization and PET Responses Reported from Phase 1 Clinical Trial; Phase 2 Enrollment Scheduled to Begin by Year-End —

— Preclinical Evidence of Activity of IPI-504 in Breast Cancer Models Also Presented —

CAMBRIDGE, Mass. and GAITHERSBURG, Md. – October 25, 2007 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) and MedImmune, Inc. today announced preliminary results of an ongoing Phase 1/2 clinical trial of IPI-504, the companies’ lead heat shock protein 90 (Hsp90) inhibitor, in patients with advanced non-small cell lung cancer (NSCLC). Seven of nine evaluable patients receiving IPI-504 achieved disease stabilization over at least one cycle of administration, and four of four evaluated patients who underwent positron emission tomography (PET) imaging exhibited a decrease in tumor metabolic activity in response to IPI-504 administration. The data were presented yesterday at the American Association for Cancer Research-National Cancer Institute-European Organization for Research and Treatment of Cancer (EORTC) International Conference on Molecular Targets and Cancer Therapeutics in San Francisco.

“IPI-504 has been well-tolerated and has displayed promising signs of biological activity in this heavily-pretreated patient population,” said Lecia V. Sequist, M.D., M.P.H., division of hematology and oncology, Massachusetts General Hospital. “The Phase 2 portion of the trial will further explore this activity at a higher dose level in an effort to establish a new therapeutic option for patients who have this aggressive disease.”

At the conference, the companies also presented research in which IPI-504 demonstrated evidence of preclinical activity in both Herceptin® (trastuzamab)-sensitive and -refractory Her-2 positive breast cancer cell lines.

Phase 1/2 Clinical Trial in NSCLC

In the Phase 1 portion of the open-label trial conducted at the Massachusetts General Hospital Cancer Center and the Dana-Farber Cancer Institute, 12 patients received IPI-504 at three dose levels (150, 225, and 300 mg/m2) on a four-week cycle consisting of twice-weekly dose administration with no break in treatment; data were available for 11 patients. All 11 patients had Stage IV NSCLC with an average of 3.7 prior therapies. Evidence of biological activity in these patients was evaluated using both CT scans and PET imaging.

In seven of nine evaluable patients, disease stabilization by RECIST (Response Evaluation Criteria in Solid Tumors) was achieved over at least one cycle of administration. One patient with a mutation in the epidermal growth factor receptor (EGFR) and prior history of progression on targeted kinase inhibitors experienced extended stable disease over seven cycles (27 weeks); this clinical benefit satisfies one of the prospectively-defined endpoints for expansion into the Phase 2 portion of the trial (stable disease greater than 12 weeks). On this twice-weekly schedule of administration with no treatment break, IPI-504 was well-tolerated through the dose-escalation reaching a maximum tolerated dose of 225 mg/m2.

In addition, four of four evaluated patients who underwent PET imaging revealed a decrease in tumor metabolic activity in response to IPI-504 administration as measured by uptake of 18-fluorodeoxyglucose, an imaging agent. Two of these patients had partial responses by PET according to criteria established by the EORTC, defined as a decrease in SUVmax of 25 percent or more compared to baseline (see below for a full explanation of PET imaging).

The Phase 2 portion of the trial is expected to begin by year-end with a goal of determining the potential anti-tumor activity of IPI-504 in patients with advanced NSCLC. The Phase 2 portion will evaluate administration at 400 mg/m2 on a three-week cycle, consisting of twice-weekly treatment for two weeks followed by one week off treatment. This treatment schedule, established in a separate Phase 1 trial, provides a greater total dose of IPI-504 per treatment cycle and also has been equally well-tolerated. The time-off treatment is more convenient for patients and is not anticipated to adversely affect the potential for clinical benefit when compared to continuous treatment. Initial enrollment will total 20 patients (10 with and 10 without EGFR mutations), with additional patient enrollment triggered by continued evidence of clinical activity (i.e., partial response or stable disease greater than 12 weeks by RECIST).

Pre-Clinical Data in Her-2 Positive Breast Cancer

At the conference, the companies also presented research in which IPI-504 demonstrated evidence of preclinical activity in both Herceptin® (trastuzamab)-sensitive and -refractory Her-2 positive breast cancer cell lines. Her-2 (ErbB2) is expressed in a subset of metastatic breast cancers and is a client protein of Hsp90. In vivo, IPI-504, administered intravenously and orally on multiple schedules, demonstrated potent anti-proliferative effects against the cell lines examined, and dramatically induced the degradation of Her-2 and Akt in multiple cell lines.

“We are encouraged by the growing body of evidence suggesting the potential of Hsp90 inhibition to treat select forms of Her-2 positive cancers,” said Dirk Reitsma, MedImmune’s vice president, clinical development, oncology.

About IPI-504

IPI-504 is a small molecule drug candidate being developed jointly by Infinity and MedImmune. IPI-504 has been well-tolerated in its ongoing Phase 1 studies and has shown promising biological activity in Phase 1 clinical trials in patients with relapsed, refractory Gleevec®-resistant gastrointestinal stromal tumors and patients with advanced non-small cell lung cancer. In preclinical studies, IPI-504 has been shown to inhibit Hsp90 potently and selectively, thereby killing cancer cells. IPI-504 has also demonstrated, in preclinical studies, broad potential to treat certain cancers as both a single agent as well as in combination with existing anti-cancer drugs.

About Hsp90

Hsp90 is an emerging therapeutic target of interest for the treatment of cancer. Proteins are the mainstay of structural and signaling elements of all cells. Hsp90 is a molecule that maintains the conformation and activity of specific proteins in the cell — these proteins are known as “client proteins” of Hsp90. Many cancers result from specific mutations in, or aberrant expression of, these client proteins. Examples of oncogenic client proteins of Hsp90 include c-Kit in GIST, EGFR in NSCLC, and Bcr-Abl in chronic myelogenous leukemia. Hsp90 enables those cancers’ survival by maintaining the function of oncogenic client proteins. In preclinical studies, inhibition of Hsp90 has been shown to lead to the degradation of these proteins and cell death, or apoptosis. In addition, oncogenic client proteins that have become resistant to approved targeted therapies have also been shown preclinically to remain sensitive to Hsp90 inhibition. Inhibition of Hsp90 has broad therapeutic potential for the treatment of patients with solid tumors and blood-related cancers, including cancers that are resistant to other drugs.

About Non-Small Cell Lung Cancer

The American Cancer Society (ACS) reports that lung cancer is the leading cause of cancer death for both men and women. The ACS estimates that approximately 214,000 new cases of lung cancer will be diagnosed in the United States in 2007. According to the ACS, non-small cell lung cancer is the most common form of lung cancer, accounting for about 85 percent of all lung cancers. In some cases, specific mutations have been identified in a cellular signaling enzyme called epidermal growth factor receptor (EGFR). These mutations allow the survival signal of the mutated cancer cell to be switched “on” all the time. NSCLC patients with mutations in EGFR have been found to benefit from drugs such as Tarceva® and Iressa® that block EGFR signaling. Over time, however, resistance mutations develop such that patients become resistant to these agents. Mutated EGFR is a highly-sensitive client protein of Hsp90, suggesting that inhibition of Hsp90 in NSCLC is an attractive area for clinical study.

About PET Imaging and SUVmax

Positron emission tomography, also called PET, is an imaging technology that measures functional processes in the body. A radioactive isotope is attached to a metabolically active molecule related to glucose; the combined tracer molecule is then injected into the human body where it is taken up and trapped within the tumor cells. The most common tracer used in oncology for PET imaging is 18-fluorodeoxyglucose, or 18-FDG. Different colors or degrees of brightness on a PET image represent different levels of tissue or organ metabolic activity. PET imaging in oncology takes advantage of the fact that cancer cells exhibit higher-than-normal levels of glucose uptake and, therefore, show up clearly as bright spots on PET images. Oncologists often use PET scans to detect tumors, or to examine the effects of a cancer therapy by measuring the metabolic activity of the cancer cell before and after treatment. Standardized Uptake Value (SUV) is a quantitative assessment of the metabolic activity of cells attained by PET imaging. SUV quantifies the ratio of uptake of a radioactive isotope, such as 18-FDG, for any given point in the body to the expected level. SUVmax measures SUV for the single point within a tumor lesion that has the highest SUV value. Tracking SUVmax for a single tumor lesion over time provides a standardized approach for assessing the decrease or increase in metabolic activity of the cancer during and after treatment by a cancer therapy. To date, 18-FDG PET imaging results and SUVmax have correlated with positive clinical outcomes in GIST patients treated with molecular targeted therapies.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.ipi.com.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians and rewarding careers to employees. With approximately 3,000 employees worldwide and headquarters in Maryland, MedImmune is dedicated to advancing science and medicine to help people live better lives and is wholly owned by AstraZeneca plc (LSE: AZN.L, NYSE: AZN). For more information, visit MedImmune’s website at http://www.medimmune.com.

Forward-Looking Statements

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular statements related to the research and development of IPI-504 and other compounds targeting Hsp90. Such statements reflect the current views of MedImmune and/or Infinity management and are based on certain assumptions. MedImmune is a member of the AstraZeneca Group of companies. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the reports and other documents filed by AstraZeneca plc with the Securities and Exchange Commission and in Infinity’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission on August 9, 2007. There can be no assurance that such development efforts will succeed, that the products will receive required regulatory clearance or, even if such regulatory clearance is received, that the subsequent products will ultimately achieve commercial success. Further, any forward-looking statements contained in this announcement speak only as of the date hereof, and AstraZeneca and Infinity expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise may be required by applicable law or regulation.

Gleevec®, Tarceva®, Iressa®, and Herceptin® are registered trademarks of Novartis AG, OSI Pharmaceuticals, Inc., AstraZeneca UK Limited, and Genentech, Inc. respectively. INFI-G

Contacts
Infinity Pharmaceuticals, Inc.	MedImmune, Inc.
Monique Allaire, 617-453-1105	Media: Jamie Lacey, 301-398-4035
http://www.ipi.com	Investors: Peter Vozzo, 301-398-4358
http://www.medimmune.com

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